Exhibit 12

                         REEBOK INTERNATIONAL LTD.
                          (Amounts in Thousands)

Exhibit 12 - Statement RE:  Computation of Ratio of Earnings to
                            Fixed Charges


                                         Six Months Ended
                                  June 30, 1995     June 30, 1994

Earnings
   Pretax Income                      $ 140,162         $ 188,382
   Add:
       Interest on indebtedness          12,287             9,242
       Amortization of debt discount
         issuance costs                     246               477
       Portion of rent representative
         of the interest factor           4,826             4,812
                                        _______           _______
       Income as adjusted             $ 157,521         $ 202,913
                                       ========          ========

Fixed Charges
       Interest on indebtedness         $12,287           $ 9,242
       Amortization of debt discount
         and issuance costs                 246               477
       Portion of rent representative
         of the interest factor           4,826             4,812
                                        _______           _______
       Fixed charges                    $17,359           $14,531
                                       ========          ========

       Ratio of earnings to
         fixed charges                     9.07             13.96


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